SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ALLOGENE THERAPEUTICS, INC.

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ALLOGENE THERAPEUTICS, INC.

210 East Grand Avenue

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Allogene Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 6, 2019 at 10:00 a.m. local time at the Company’s offices located at 689 Fifth Avenue, 14th Floor, New York, New York 10022 for the following purposes:

1. To elect the Board of Directors’ three nominees for director named herein to hold office until the 2022 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 22, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

David M. Tanen

Secretary

South San Francisco, California

April 24, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card that may be mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ALLOGENE THERAPEUTICS, INC.

210 East Grand Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Allogene Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Allogene”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 26, 2019 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 6, 2019.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 6, 2019 at 10:00 a.m. local time at the Company’s offices located at 689 Fifth Avenue, 14th Floor, New York, New York 10022. Directions to the annual meeting may be found at www.allogene.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2019 will be entitled to vote at the annual meeting. On this record date, there were 121,530,320 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2019, your shares were registered directly in your name with Allogene’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the

Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2022 Annual Meeting of Stockholders; and

•

Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 5, 2019 to be counted.

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To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your proxy notice with your smartphone. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 5, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Allogene. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 22, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 210 East Grand Avenue, South San Francisco, California 94080.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2019, to Attn: Secretary, 210 East Grand Avenue, South San Francisco, California 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 7, 2020 and March 8, 2020. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 121,530,320 shares outstanding and entitled to vote. Thus, the holders of 60,765,161 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of nine members. There are three directors in Class I, whose term of office expires at the Annual Meeting: Arie Belldegrun, M.D., FACS, David Chang, M.D., Ph.D. and David Bonderman. Dr. Belldegrun, Dr. Chang and Mr. Bonderman have been nominated for re-election at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Dr. Belldegrun, Dr. Chang and Mr. Bonderman, each current directors of the Company, were each recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2022 Annual Meeting of Stockholders, and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that either nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

The following is a brief biography of each nominee, each director whose term will continue after the annual meeting and each of our executive officers.

Nominees for Election for a Three-year Term Expiring at the 2022 Annual Meeting

Arie Belldegrun, M.D., FACS, 69, is a co-founder of Allogene and has served as Executive Chairman of our Board since November 2017. From March 2014 until October 2017 Dr. Belldegrun served as the President and

Chief Executive Officer of Kite Pharma, Inc. (“Kite”) and as a director from June 2009 until October 2017. Dr. Belldegrun currently serves as Chairman of Urogen Pharma, Ltd., a position he has held since December 2012, as Chairman and Partner of Two River Consulting, LLC, a position he has held since June 2009, and as Chairman of the Board of Directors of Kronos Bio, Inc., a position that he has held since June 2017. Dr. Belldegrun has also served as Senior Managing Director of Vida Ventures, LLC since November 2017. Dr. Belldegrun previously served as a director of Teva Pharmaceutical Industries Ltd. from March 2013 until January 2017, Chairman of Arno Therapeutics, Inc. from March 2008 until January 2017, a director of Capricor Therapeutics, Inc. from September 2009 until November 2013, and a director of SonaCare Medical, LLC from October 2009 until October 2014. In 1996, he founded Agensys, Inc., a biotechnology company, where he served as its founding Chairman from 1996 to 2001, and continued to serve on the board until 2007 when it was acquired by Astellas Pharma Inc. Dr. Belldegrun was also the Founding Vice-Chairman of the board of directors and Chairman of the scientific advisory board of Cougar Biotechnology, Inc., a biotechnology company, from 2003 to 2009, when it was acquired by Johnson & Johnson. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons. Dr. Belldegrun is Professor of Urology, holds the Roy and Carol Doumani Chair in Urologic Oncology, and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (“UCLA”). Prior to joining UCLA in October of 1988, he was a research fellow at NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven Rosenberg. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Jerusalem before completing his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.

Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Belldegrun’s expertise, experience, and track record in forming successful companies in immuno-oncology as well as his expertise as a urological oncologist provide him with the qualifications and skills to serve on our Board of Directors.

David Chang, M.D., Ph.D., 59, is a co-founder of Allogene and has served as our President and Chief Executive Officer and as a member of our Board since June 2018. Prior to joining us, Dr. Chang served as the Chief Medical Officer and Executive Vice President, Research and Development of Kite from June 2014 until March 2018. Dr. Chang previously held senior positions at Amgen Inc., a biopharmaceutical company, including Vice President, Global Development from July 2006 to May 2014, Senior Director, Oncology-Therapeutics from July 2005 to June 2006 and Director, Medical Sciences from December 2002 to June 2005. Prior to that, he was an Associate Professor at the University of California, Los Angeles School of Medicine. Dr. Chang has served as a member of the Board of Directors of Peloton Therapeutics, Inc., a privately held biopharmaceutical company, since March 2018. He has also served as a Venture Partner of Vida Ventures, LLC since November 2017, and Two River Consulting, LLC since October 2017. Dr. Chang obtained a B.S. in Biology from the Massachusetts Institute of Technology and an M.D. and Ph.D. from Stanford University.

Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Chang’s expertise and experience in the life sciences, including his work in immuno-oncology and his educational background, provide him with the qualifications and skills to serve on our Board of Directors.

David Bonderman, 76, has served as a member of our Board since April 2018. He is a Founding Partner of TPG, a global alternative asset firm, established in 1992. Mr. Bonderman currently serves or has served during the past five years serves on the board of directors of the following public companies: RyanAir Holdings, plc, a major airlines company, of which he has been Chairman since August 1996; China International Capital Corporation Limited (since November 2010) and TPG Pace Holdings Corp. (since April 2017). Mr. Bonderman previously served on the board of directors of the following public companies: Kite (from February 2011 to October 2017); General Motors Company (from July 2009 to June 2014); JSC VTB Bank (from March 2011 to June 2014); CoStar Group, Inc., a commercial real estate information company (from May 1995 to June 2015); Pace Holdings Corp. (f/k/a Paceline Holdings Corp.) (from September 2015 to March 2017); Caesars Entertainment

Corporation (from January 2008 to October 2017); Energy Future Holdings Corp. (from October 2007 to March 2018) and TPG Pace Energy Holdings Corp. (from April 2017 to July 2018). Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (RMBG), now doing business as Keystone Group, L.P., in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman holds a bachelor’s degree from the University of Washington and a J.D. from Harvard Law School. Mr. Bonderman graduated magna cum laude from Harvard Law School where he was a member of the Harvard Law Review and Sheldon Fellow.

Our Nominating and Corporate Governance Committee and Board of Directors believes that Mr. Bonderman’s expertise and experience as a director of other public companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

The Board of Directors Recommends

A Vote “For” Each Named Nominee.

Directors Continuing in Office Until the 2020 Annual Meeting

Owen Witte, M.D., 69, has served as a member of our Board since April 2018. Dr. Witte previously served as a member of the board of directors of Kite from March 2017 until October 2017. Dr. Witte joined the UCLA faculty in 1980, where he is presently a University Professor of microbiology, immunology and molecular genetics, the UCLA David Saxon Presidential Chair in Developmental Immunology and the director of the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research. Dr. Witte was appointed a University Professor by the University of California Board of Regents, an honor reserved for scholars of the highest international distinction. Dr. Witte is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. Dr. Witte currently serves on several editorial and advisory boards. He previously served on the board of directors for the American Association for Cancer Research. He was appointed by President Obama to the President’s Cancer Panel. Dr. Witte holds a bachelor’s degree from Cornell University and an M.D. from Stanford University. He completed postdoctoral research at the Massachusetts Institute of Technology.

Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Witte’s expertise and experience in cancer research, his experience in academia and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Deborah Messemer, 61, has served as a member of our Board since September 2018. Ms. Messemer currently serves as director of PayPal Holdings, Inc. (since January 2019) and of Carbon, Inc. (since November 2018). Ms. Messemer is a certified public accountant and joined KPMG LLP (KPMG), the U.S. member firm of KPMG International, in 1982 and was admitted into the partnership in 1995. Most recently, she served as the Managing Partner of KPMG’s Bay Area and Northwest region until her retirement in September 2018. Ms. Messemer spent the majority of her career in KPMG’s audit practice as an audit engagement partner serving public and private clients in a variety of industry sectors. In addition to her operational and audit signing responsibilities, she has significant experience in SEC filings, due diligence, initial public offerings, mergers and acquisitions, and internal controls over financial reporting. Ms. Messemer is a member of the National Association of Corporate Directors and co-founder of the San Francisco Chapter of Women Corporate Directors. She has served on a number of non-profit and advisory boards including the Bay Area Council, the San Francisco Committee on Jobs, the California Chamber of Commerce, the San Francisco Chamber of Commerce, the UC Berkeley Fisher Center Policy Advisory Board, San Francisco Ballet, and Posse. Ms. Messemer received a bachelor’s degree in accounting from the University of Texas at Arlington.

Our Nominating and Corporate Governance Committee and Board of Directors believes Ms. Messemer’s expertise in the accounting and finance industry, her experience advising public companies and her education provide her with the qualifications and skills to serve on our Board or Directors.

Todd Sisitsky, 47, has served as a member of our Board since April 2018. Mr. Sisitsky is Managing Partner of TPG Capital, where he co-leads the firm’s investment activities in healthcare services and pharmaceutical/medical device sectors. He has played leadership roles in connection with TPG’s investments in companies such as Aptalis Pharma, a GI-focused specialty pharmaceutical company, Biomet, a broad-based orthopedic product manufacturer, Exactech, an orthopedic implant manufacturer with a focus on extremities, hips and knees, Fenwal Transfusion Therapies, a blood product technologies business, IASIS Healthcare, a Tennessee-based acute care hospital company, Surgical Care Affiliates, an ambulatory surgery center business, HealthScope, a hospital and pathology company based in Australia, IMS Health, a leading global data services and consulting business to several segments of the healthcare industry, Immucor, a leading automated blood screening and testing business, and Par Pharmaceutical Companies, Inc. Mr. Sisitsky currently serves as director of Endo International plc, a position he has held since April 2016, and director of IQVIA Holdings, Inc., a position he has held since April 2018. Mr. Sisitsky previously served as a director of Par Pharmaceutical Companies, Inc. from September 2012 to September 2015, director of IMS Health Holdings, Inc. from February 2010 until October 2016 and Surgical Care Affiliates, Inc. from October 2013 until March 2017. Mr. Sisitsky also serves on the board of directors of the global not-for-profit organization, the Campaign for Tobacco Free Kids, as well as on the Dartmouth Medical School Board of Advisors, where he serves as chairman. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an MBA from the Stanford Graduate School of Business and earned his bachelor’s degree from Dartmouth College.

Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. Sisitsky’s expertise and experience in life science investing and the finance industry provide him with the qualifications and skills to serve on our Board of Directors.

Directors Continuing in Office Until the 2021 Annual Meeting

Franz Humer, Ph.D., 72, has served as a member of our Board since April 2018. Dr. Humer is Chairman of the board of directors of the International Centre for Missing and Exploited Children and Chairman of the Humer Foundation. Dr. Humer previously served as a member of the board of directors of Kite from September 2015 until October 2017. He has also served as an independent director of Citigroup Inc. since 2012, and Chugai Pharmaceuticals Ltd. (Japan) since 2002. Dr. Humer also serves as a director of Bial Pharmaceuticals (Portugal), WISeKey (Cyber Security Company, Switzerland) and as a member of the International Advisory Board of Allianz SE. He served as Chairman of Diageo plc from 2005 to 2017. In addition, Dr. Humer served as Head of Pharmaceuticals and then as Chief Operating Officer of F. Hoffmann-La Roche Ltd. from 1996 to 1998, prior to serving as Chief Executive Officer of Roche Group from 1998 to 2001 and later as chairman and Chief Executive Officer from 2001 to 2008. His tenure as Chairman of Roche Holding Ltd. extended from 2008 to 2014. Before joining Roche Group, he served on the board of Glaxo Holdings plc and was responsible for research, business development, manufacturing, commercial strategy, and all non-US operations for 13 years. In 1973, Dr. Humer joined Schering Plough Corporation where he held various General Management positions in Latin America and Europe. Dr. Humer attended the University of Innsbruck, where he obtained a Ph.D. in Law, and INSEAD in Fontainebleau, where he obtained an MBA.

Our Nominating and Corporate Governance Committee and Board of Directors believes that Dr. Humer’s expertise and experience in life sciences, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

Joshua Kazam, 42, has served as a member of our Board since November 2017. Mr. Kazam served as our President from November 2017 until June 2018. He was a founder of Kite and served as a member of Kite’s board of directors from Kite’s inception in June 2009 until October 2017. Mr. Kazam also served as Kite’s

President until September 2010. In June 2009, Mr. Kazam co-founded Two River Consulting, LLC, a life-science consulting and investment firm. Since October 2005, he has also served as an officer and director and is the co-owner of Riverbank Capital Securities, Inc., a FINRA member broker dealer. From 2002 to 2004, Mr. Kazam served as the Director of Investment Management for the Orion Biomedical Fund, a private equity fund focused on biotechnology investments. Mr. Kazam has served on the board of directors of Capricor Therapeutics, Inc., a publicly reporting biotechnology company, since May 2005, and Vision Path, Inc. (d/b/a Hubble Contacts) since May 2016, Kronos Bio, Inc. since June 2017 and Platinum Eagle Acquisition Corp., a blank check company formed for the purpose of effecting a business combination with one or more businesses, since January 2018. Mr. Kazam served on the board of directors of Velcera, Inc. from 2003 until it was acquired by Perrigo Company plc in 2013. He is also the co-founder and has served on the board of directors of Veterinary Prime, Inc. since its inception in February 2015 and has served as the President of Desert Flower Foundation since June 2016. Mr. Kazam received his bachelor’s degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and is a Member of the Wharton School’s Undergraduate Executive Board.

Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

John DeYoung, 56, has served as a member of our Board since April 2018. Mr. DeYoung is Vice President of Worldwide Business Development for Pfizer’s Oncology Business Unit. He is a member of Pfizer’s Oncology Leadership Team and its Worldwide Business Development Leadership Team. Mr. DeYoung joined Pfizer in 1991 and has held leadership positions in Finance, Marketing, Commercial Development and Business Development. Mr. DeYoung received his bachelor’s degree in business from Michigan State University in 1985 and his MBA from the University of Chicago in 1990.

Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. DeYoung’s expertise and experience in the life sciences and his financial background provide him with the qualifications and skills to serve on our Board of Directors.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Dr. Chang, whose biographical information is set forth above

Eric Schmidt, Ph.D., 50, has served as our Chief Financial Officer since June 2018. Prior to joining us, Dr. Schmidt was a Managing Director and Senior Research Analyst at Cowen and Company, LLC. He joined Cowen as a Research Analyst in 1998 where he covered biotechnology stocks until June 2018. He was previously a Vice President and Research Analyst for UBS Securities. Before joining UBS in 1995, he co-founded Cambridge Biological Consultants, a scientific consulting and research firm. Dr. Schmidt obtained a Bachelor of Arts in Chemistry from the University of Pennsylvania and a Ph.D. in Biology from the Massachusetts Institute of Technology.

Alison Moore, Ph.D., 52, has served as our Chief Technical Officer since June 2018. Prior to joining us, she most recently served as Senior Vice President, Process Development at Amgen Inc. from January 2013 until June 2018. Dr. Moore has previously held senior roles at Amgen in Operations Technology from January 2013 until August 2014, Process and Product engineering from January 2011 until January 2013, and Corporate Manufacturing from August 2008 until December 2010. Prior to these positions, she was Vice President, Site Operations at Amgen’s Fremont, California, manufacturing facility, from March 2006 until August of 2008. Before joining Amgen, from 2005 to 2006, Dr. Moore was a Director in Chemistry, Manufacturing and Controls, and Regulatory Affairs at Genentech, Inc. Prior to Genentech, she was a Postdoctoral Research Fellow at the Medical University of Lübeck, Germany. Dr. Moore holds both a bachelor’s degree in Pharmacology with Honors and a Ph.D. in Cell Biology from Manchester University, England.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Belldegrun, Mr. Kazam and Dr. Chang are, and all of our former directors who served during any portion of the last fiscal year were, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Belldegrun, Mr. Kazam and Dr. Chang, had a material or other disqualifying relationship with the Company.

Board Leadership Structure

Our Board is currently chaired by Dr. Belldegrun, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Executive Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Executive Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board. The chair of each committee is expected to report annually to our Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

In addition, Mr. Bonderman serves as our lead independent director. As lead independent director, Mr. Bonderman presides over periodic meetings of our independent directors, serves as a liaison between our Executive Chairman and the independent directors and performs such additional duties as set forth in our bylaws and as our Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through the Audit Committee. The Audit Committee receives reports from management periodically regarding our assessment of risks. In addition, the Audit Committee reports regularly to our Board of Directors, which also considers our risk profile. The Audit Committee and our Board of Directors focus on the most significant risks we face and our general risk management strategies. While our Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and our Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of our Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met four times during the last fiscal year. Each Board member attended 100% of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2018 for each of the foregoing Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Robert Abraham, Ph.D. (1)	X
Arie Belldegrun, M.D., FACS
David Bonderman			X	*
David Chang, M.D., Ph.D.
John DeYoung			X
Franz Humer, Ph.D.	X	*	X
Joshua Kazam (2)			X
Deborah Messemer	X				X
Todd Sisitsky	X				X
Owen Witte, M.D.					X	*
Total meetings in 2018	5		3		1

*	Committee Chairperson
(1)	Dr. Abraham was a member of the Audit Committee until his resignation from our Board in October 2018.
(2)	Mr. Kazam was a member of the Compensation Committee until October 2018.

Below is a description of each committee of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•

evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;

•	reviewing and approving the engagement of the independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•

prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

•

reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

The Audit Committee is composed of three directors: Dr. Humer, Ms. Messemer and Mr. Sisitsky. Dr. Humer serves as the chair of our Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.allogene.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Ms. Messemer qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Messemer’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) as outlined in Auditing Standard 1301, Communications with Audit Committees, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Dr. Franz Humer, Ph.D. (Chair)

Ms. Deborah Messemer

Mr. Todd Sisitsky

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Bonderman, Dr. Humer and Mr. DeYoung. Mr. Bonderman serves as the chair of our Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.allogene.com.

The functions of the Compensation Committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;

•	reviewing and making recommendations to the full Board regarding the compensation and other terms of employment of our executive officers;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•

establishing policies with respect to votes by our stockholders to approve named executive officer compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on named executive officer compensation, to the extent required by law;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation program and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

reviewing and making recommendations to the full Board regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report from the Compensation Committee that the SEC requires in our annual proxy statement; and

•	reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, General Counsel, Secretary and Compensia, Inc. (“Compensia”), the Compensation Committee’s compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that did not raise a conflict of interest, the Compensation Committee engaged Compensia as a compensation consultant. The Compensation Committee requested that Compensia review industry-wide compensation practices and trends to assess the competitiveness of our executive and non-employee director compensation programs.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also conducted individual interviews with senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations primarily pertaining to our peer group and executive and non-employee director compensation determinations that were presented to the Compensation Committee for its consideration and to the Board for its information. Following an active dialogue with Compensia, the Compensation Committee recommended that the Board approve certain recommendations of Compensia.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•	evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•

developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The current members of the Nominating and Corporate Governance Committee are Ms. Messemer, Mr. Sisitsky and Dr. Witte. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Witte serves as the chair of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs, and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Any search firm retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s area of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate

Governance Committee at the following address: 210 East Grand Avenue, South San Francisco, California 94080, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Corporate Governance Committee charter can be found on our website at www.allogene.com.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 210 East Grand Avenue, South San Francisco, California 94080. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Code of Ethics

The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.allogene.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2017. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of accounting firm.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the period from November 30, 2017 (inception) through December 31, 2017 and for the fiscal year ended December 31, 2018 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended 2018	Period from November 30, 2017 (Inception) to December 31, 2017
	(in thousands)
Fee Category
Audit fees (1)	$1,518	$26
Audit-related fees (2)	75	—
Tax fees	—	—
All other fees (3)	2	—

Total fees	$1,595	$26

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s initial public offering including comfort letters and consents.

(2)	Audit-related fees consist of fees related to the adoption of a new lease accounting standard (codified in ASC 842).
(3)	All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

The Board Of Directors Recommends

A Vote “For” Proposal 2.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2019 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 121,527,320 shares outstanding on March 15, 2019, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 15, 2019. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Pfizer Inc. (1)	22,032,040	18.1%
Entities affiliated with TPG Group Holdings (SBS) Advisors, Inc. (2)	23,135,061	19.0%
Gilead Sciences, Inc. (3)	7,486,689	6.2%
Seaview Trust (4)	8,514,287	7.0%
Directors and Named Executive Officers
David Chang, M.D., Ph.D. (5)	5,047,881	4.1%
Eric Schmidt, Ph.D. (6)	1,549,730	1.3%
Alison Moore, Ph.D. (7)	976,507	* %
Joshua Kazam (8)	1,390,651	1.1%
Arie Belldegrun, M.D., FACS (9)	12,109,522	9.9%
Franz Humer, Ph.D. (10)	258,620	* %
Owen Witte, M.D. (11)	221,182	* %
David Bonderman (12)	23,135,061	19.0%
Deborah Messemer (13)	216,535	* %
Todd Sisitsky	—	—%
John DeYoung	—	—%
All current executive officers and directors as a group (11 persons) (14)	45,051,057	36.5%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of 22,032,040 shares of common stock held by Pfizer Inc. (“Pfizer”). The address of Pfizer is 235 E. 42nd Street, New York, NY 10017. This information is based on the Schedule 13D filed on October 22, 2018 with the SEC.

(2)

TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”), is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings IA, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of each of (i) TPG GenPar VII Advisors, LLC, a Delaware limited liability company and (ii) The Rise Fund GenPar Advisors, LLC, a Delaware limited liability company. TPG GenPar VII Advisors, LLC is the general partner of TPG GenPar

VII, L.P., a Delaware limited partnership, which is the general partner of TPG Carthage Holdings, L.P., a Delaware limited partnership, which directly holds 15,432,372 shares of common stock. The Rise Fund GenPar Advisors, LLC is the general partner of The Rise Fund GenPar, L.P., a Delaware limited partnership, which it the general partner of The Rise Fund Carthage, L.P., a Delaware limited partnership (together with TPG Carthage Holdings, L.P., the “TPG Funds”), which directly holds 7,711,689 shares of common stock. Because of Group Advisors’ relationship with the TPG Funds, Group Advisors may be deemed to beneficially own the shares of common stock held by the TPG Funds. David Bonderman and James G. Coulter are the sole shareholders of Group Advisors. Because of the relationship of Messrs. Bonderman and Coulter to Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the shares of common stock held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Carthage, Rise Carthage and Group Advisors is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. This information is based on the Schedule 13D filed on October 25, 2018 with the SEC.
(3)

Consists of 7,486,689 shares of common stock held by Gilead Sciences, Inc. (“Gilead”). The address of Gilead is 333 Lakeside Drive, Foster City, CA 94404. This information is based on the Schedule 13G filed on February 13, 2019 with the SEC.

(4)

Consists of 8,514,287 shares of common stock. Hanna Ackerman is trustee of the Seaview Trust and may therefore be deemed to be the beneficial owner of the common stock held by the Seaview Trust. Arie Belldegrun, M.D. FACS, is an economic beneficiary of the Seaview Trust, but he does not have voting or investment control over the common stock held by the Seaview Trust. The address of the Seaview Trust is 811 Strada Vecchia Road, Los Angeles, CA 90077. This information is based on the Schedule 13G filed on February 13, 2019 with the SEC.

(5)

Consists of (i) 1,674 shares of common stock held by David Chang, M.D., Ph.D., (ii) 1,101,838 shares of common stock held by the Chang 2006 Family Trust (“Chang Trust”), (iii) 848,022 shares of common stock held by the Julia Chang 2018 Irrevocable Trust (the “Julia Trust”), (iv) 848,022 shares of common stock held by the Robert Chang 2018 Irrevocable Trust (the “Robert Trust”), (v) 1,955,625 shares of common stock acquired by Dr. Chang upon the exercise of stock options, 1,425,977 of which will be subject to our right of repurchase as of 60 days of March 15, 2019, and (vi) 292,700 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable within 60 days of March 15, 2019. Dr. Chang is co-trustee of the Chang Trust and trustee of the Julia Trust and Robert Trust.

(6)

Consists of (i) 1,480 shares of common stock held by Eric Schmidt, Ph.D., (ii) 1,464,750 shares of common stock held by the Eric Schmidt 2017 Family Irrevocable Trust (“Schmidt Trust”), which were acquired by Dr. Schmidt upon the exercise of stock options held by the Dr. Schmidt, all of which will be subject to our right of repurchase as of 60 days of March 15, 2019, and (iii) 83,500 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable within 60 days of March 15, 2019. Dr. Schmidt’s spouse is trustee of the Schmidt Trust.

(7)

Consists of (i) 507 shares of common stock held by Alison Moore, Ph.D., and (ii) 976,000 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable within 60 days of March 15, 2019 held by Dr. Moore.

(8)	Consists of 1,390,651 shares of common stock held by Joshua Kazam.
(9)

Consists of (i) 488,250 shares of common stock beneficially owned by Bellco Capital, LLC, of which Arie Belldegrun, M.D. FACS, is a manager, (ii) 3,710,006 shares of common stock beneficially owned by Arie and Rebecka Belldegrun, as Trustees of the Belldegrun Family Trust (“Belldegrun Trust”), (iii) 5,989,352 shares of common stock beneficially owned by VVAG Special Fund LLC (“VVAG”), of which VVAG LLC is the manager, of which Dr. Belldegrun serves as a senior managing director, (iv) 1,691,781 shares of common stock beneficially owned by Vida Ventures LLC (“Vida”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (v) 35,000 shares of common stock held by Dr. Belldegrun, and (vi) 195,133 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable within 60 days of March 15, 2019 held by Dr. Belldegrun. Dr. Belldegrun disclaims beneficial ownership of the shares held by VVAG and Vida, except to the extent of any pecuniary interest therein. The address of Dr. Belldegrun and the Belldegrun

Trust is 811 Strada Vecchia Road, Los Angeles, CA 90077. The address of VVAG and Vida is 40 Broad Street, #201, Boston, MA 02109. The address of Bellco Capital LLC is 2049 Century Park East, Suite 1940 Los Angeles, CA 90067. This information is based on the Schedule 13G filed on February 13, 2019 with the SEC.
(10)

Consists of (i) 74,870 shares of common stock held by Franz Humer, Ph.D. and (ii) 183,750 shares of common stock issuable upon exercise of options, 133,985 of which will be unvested but exercisable within 60 days of March 15, 2019 held by Dr. Humer.

(11)

Consists of (i) 37,432 shares of common stock held by Owen Witte, M.D. and (ii) 183,750 shares of common stock acquired by Dr. Witte upon the exercise of stock options, 133,985 of which will be subject to our right of repurchase as of 60 days of March 15, 2019.

(12)	Consists of the shares described in note (2) above.
(13)

Consists of (i) 6,535 shares of common stock held by the Messemer Family Trust (“Messemer Trust”) and (ii) 210,000 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable within 60 days of March 15, 2019 held by Debbie Messemer. Ms. Messemer is trustee of the Messemer Trust.

(14)	Includes the shares described in notes (5) through (13) above.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for one late filing by Dr. Belldegrun as described below.

On October 15, 2018, Vida purchased 194,445 shares of our common stock in connection with our initial public offering (the “Vida Purchase”). Dr. Belldegrun is a Senior Managing Director of VV Manager LLC, the manager of Vida, and may therefore be deemed to be the beneficial owner of the common shares held by Vida. The Vida Purchase was inadvertently omitted from Dr. Belldegrun’s Form 4 filed on October 17, 2018. However, the Form 4 was amended on February 13, 2019 to include the Vida Purchase.

Executive Compensation

Summary Compensation Table

The following table shows for the period from November 30, 2017 (inception) through December 31, 2017 and the fiscal year ended December 31, 2018, as applicable, compensation awarded to or paid to, or earned by, the Company’s named executive officers, which consist of the individuals who served as the Company’s principal executive officer for any portion of 2018 and the Company’s two other most highly compensated executive officers as of December 31, 2018, as follows:

•	David Chang, M.D., Ph.D., our President and Chief Executive Officer;

•	Joshua Kazam, our former President;

•	Eric Schmidt, Ph.D., our Chief Financial Officer; and

•	Alison Moore, Ph.D., our Chief Technical Officer.

2018 Summary Compensation Table

Name and principal position	Year	Salary ($) (1)	Stock awards ($) (2)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
David Chang, M.D., Ph.D.	2018	362,413	8,948,152	3,070,331	217,641	250,000	12,848,537
President and Chief Executive Officer

Joshua Kazam (6)	2018	—	3,592,474	—	—	—	3,592,474
Former President	2017	—	—	—	—	—	—

Eric Schmidt, Ph.D.	2018	201,232	—	2,299,658	88,099	—	2,588,989
Chief Financial Officer

Alison Moore, Ph.D.	2018	233,265	—	1,401,225	102,124	100,000	1,836,614
Chief Technical Officer

(1)

The dollar amounts in this column for Dr. Chang represent (i) $90,750 in consulting fees paid to Dr. Chang between April and June 2018 for services consistent with the role and duties of Chief Executive Officer and (ii) $271,663 in salary paid to Dr. Chang since the commencement of his employment in June 2018 (prorated based on an annual salary of $525,000). For more information, see description of our consulting arrangement with Dr. Chang below under “Transactions With Related Persons— Consulting Arrangements”. The dollar amounts in this column for Dr. Schmidt and Dr. Moore represent salary paid to each of Dr. Schmidt and Dr. Moore since the commencement of their employment (prorated based on an annual salary of $375,000 and $400,000, respectively).

(2)

In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang and Mr. Kazam, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. As such, the modified founders’ shares of common stock became compensatory upon such modification. The dollar amounts in this column represent the aggregate fair value (measured as of the modification date) of the modified shares beneficially owned by Dr. Chang and Mr. Kazam at the time of the modification. The dollar amounts in this column do not include an aggregate of $5,270,698 in fair value (measured as of the modification date) of modified shares that have a forfeiture restriction that lapses based on Mr. Kazam’s continued service to the Company. These shares have not been included in this column as they were not beneficially owned by Mr. Kazam at the time of the modification.

(3)

The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2018. These amounts have been computed in accordance with FASB ASC Topic 718, using the

Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(4)	The dollar amounts in this column represent annual performance-based bonuses earned for 2018. For more information, see below under “Annual Performance-Based Bonus Opportunity.”
(5)	The dollar amounts in this column represent relocation bonuses paid to each of Dr. Chang and Dr. Moore.
(6)	Mr. Kazam resigned as our President on June 25, 2018.

Annual Base Salary

The base salary of our named executive officers is generally set forth in each officer’s employment letter agreement with us and periodically reviewed and adjusted as necessary by our Board of Directors, based on the recommendation of the Compensation Committee of our Board of Directors. In 2018, the base salaries for our named executive officers were $525,000, $375,000 and $400,000, for Dr. Chang, Dr. Schmidt and Dr. Moore, respectively. Joshua Kazam, our former President, did not receive a salary for 2017 or 2018. In recognition of Dr. Chang’s, Dr. Schmidt’s and Dr. Moore’s achievements and as a retention measure, the Board approved an increase to Dr. Chang’s annual base salary for 2019 to $600,000, and the Compensation Committee approved an increase to each of Dr. Schmidt’s and Dr. Moore’s annual base salary for 2019 to $425,000.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based bonuses, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our Board of Directors establishes each year. At the end of the year, each of our Board of Directors and Compensation Committee reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals.

Our Board of Directors and Compensation Committee will generally consider each named executive officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our named executive officers. There is no minimum bonus percentage or amount established for the named executive officers and, thus, the bonus amounts vary from year to year based on corporate and individual performance. For 2018, Dr. Chang was eligible to receive a target bonus of up to 45% of his base salary, prorated for the partial year of service, pursuant to the terms of his employment letter agreement described below. For 2018, Dr. Schmidt was eligible to receive a target bonus of up to 35% of his base salary, prorated for the partial year of service, pursuant to the terms of his employment letter agreement described below. For 2018, Dr. Moore was eligible to receive a target bonus of up to 35% of her base salary, prorated for the partial year of service, pursuant to the terms of her employment letter agreement described below.

The corporate goals and the relative weighting established by our Board of Directors for 2018 consisted of the following:

Company Standup (weighted at 40%)

•	Onboard employees conveyed as part of the acquisition of allogeneic chimeric antigen receptor (“CAR”) T cell assets from Pfizer, Inc. in April 2018;

•	Implement key human resources and finance systems; and

•	Execute a lease for securing Company headquarters.

Submit Anti-CD52 Monoclonal Antibody Drug Master File with the U.S. Food and Drug Administration (“FDA”) (weighted at 20%)

Achieve ALLO-501 Investigational New Drug Application (“IND”) Readiness for a First Quarter 2019 IND Submission to the FDA (weighted at 20%)

•	Complete the majority of IND modules;

•	Complete GMP-based manufacturing runs; and

•	Initiate clinical site start-up activities.

Achieve ALLO-715 IND Readiness for a 2019 IND Submission to the FDA (weighted at 20%)

•	Initiate IND modules;

•	Complete pilot production; and

•	Convene a multiple myeloma clinical scientific advisory board.

The Board also established an additional, or stretch, corporate goal to complete a second round of capital raising, weighed at 25%.

No specific individual goals were established for any of our named executive officers for 2018.

In December 2018, our Board of Directors and Compensation Committee determined that the 2018 corporate goals, including the stretch corporate goal, had been achieved at an aggregate level of 125%. The Board and Compensation Committee also noted that in addition to meeting the corporate goals, the Company achieved significant additional milestones, including but not limited to completing both a convertible note round of financing as well as completing an initial public offering, executing a lease to secure additional laboratory space, initiating clinical site start-up activities for the ALLO-501 clinical trial, and assembling an exceptional senior leadership team.

As a result, in December 2018, our Board of Directors awarded the following bonus to Dr. Chang and our Compensation Committee awarded the following bonuses to Dr. Schmidt and Dr. Moore:

Executive Officer	Title	2018 Bonus Amount(1)
David Chang, M.D., Ph.D.	President and Chief Executive Officer	$217,641
Eric Schmidt, Ph.D.	Chief Financial Officer	$88,099
Alison Moore, Ph.D.	Chief Technical Officer	$102,124

(1)

As noted above, the 2018 bonus amounts are prorated for the partial year of service. Dr. Chang began his service with the Company in April 2018, and Dr. Schmidt and Dr. Moore began their service with the Company in June 2018.

Mr. Kazam was not entitled to any target or minimum bonus and no specific performance goals or bonus program were established during the time he served as an executive officer of the Company.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. Our Board of Directors or any authorized committee thereof is responsible for approving equity awards, which include to date, stock options and restricted stock unit, or RSU, awards. Vesting of the stock option and RSU awards is tied to continuous service with us and serves as an additional retention measure. Our executive officers generally were awarded an initial stock option grant upon commencement of employment. Additional equity awards may be granted periodically to specifically incentivize our executive officers to achieve certain corporate goals or to reward them for exceptional performance. As of December 31, 2018, stock option awards were the only form of equity awards we had granted to any of our executive officers. In March 2019, both stock option awards and RSU awards were granted to our named executive officers as part of an annual grant program that applied to all employees.

Prior to our initial public offering, we granted all equity awards pursuant to our prior amended and restated 2018 equity incentive plan (the “Prior Plan”). All equity awards granted since our initial public offering have been granted pursuant to our amended and restated 2018 Equity Incentive Plan (the “2018 Plan”), the terms of which are described below under “-Equity Benefit Plans.” All stock options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award.

Generally, our stock option awards vest over a one to four-year period subject to the holder’s continuous service to us and may be granted with an early exercise feature. Such early exercise feature allows the holder to exercise and receive unvested shares of our common stock, so that the holder may have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. From time to time as our Board of Directors or Compensation Committee considers appropriate, we may grant stock options or RSU awards that vest upon achievement of performance goals.

Agreements with Named Executive Officers

We have entered into employment letter agreements with each of our named executive officers. These letter agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits and recommended stock option grant. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our named executive officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control of the Company are further described below under “- Potential Payments and Benefits upon Termination or Change in Control.”

David Chang, M.D., Ph.D. We entered into a letter agreement with Dr. Chang, our President and Chief Executive Officer, in June 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Chang is entitled to an annual base salary of $525,000, which was increased to $600,000 for 2019. Dr. Chang was eligible to receive an annual target performance bonus of up to 45% of his base salary for 2018 and is eligible to receive an annual target performance bonus of up to 55% of his base salary for 2019. In addition, Dr. Chang was paid a $250,000 relocation bonus in 2018 and is eligible for an additional relocation bonus of $250,000 in 2019 in connection with his relocation to the San Francisco Bay Area. Dr. Chang was granted an initial stock option to purchase 1,955,625 shares of our common stock. Additionally, we entered into a vesting restriction agreement with Dr. Chang in April 2018, pursuant to which the 4,280,230 shares of common stock beneficially owned by Dr. Chang and issued in December 2017 became subject to vesting over a 52-month period commencing in December 2017, subject to his continuous service through each vesting date.

Eric Schmidt, Ph.D. We entered into a letter agreement with Dr. Schmidt, our Chief Financial Officer, in June 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Schmidt is entitled to an annual base salary of $375,000, which was increased to $425,000 for 2019. Dr. Schmidt was eligible to receive an annual target performance bonus of up to 35% of his base salary for 2018 and is eligible to receive an annual target performance bonus of up to 40% of his base salary for 2019. Dr. Schmidt was granted an initial stock option to purchase 1,464,750 shares of our common stock.

Alison Moore, Ph.D. We entered into a letter agreement with Dr. Moore, our Chief Technical Officer, in May 2018 that governs the current terms of her employment with us. Pursuant to the agreement, Dr. Moore is entitled to an annual base salary of $400,000, which was increased to $425,000 for 2019. Dr. Moore was eligible to receive an annual target performance bonus of up to 35% of her base salary for 2018 and is eligible to receive an annual target performance bonus of up to 40% of her annual base salary for 2019. In addition, Dr. Moore was paid a $100,000 relocation bonus in 2018 in connection with her relocation to the San Francisco Bay Area. Dr. Moore was granted an initial stock option to purchase 892,500 shares of our common stock.

Joshua Kazam. We entered into a vesting restriction agreement with Mr. Kazam in April 2018, pursuant to which the 1,718,435 shares of common stock beneficially owned by Mr. Kazam and issued in December 2017 became subject to vesting over a 52-month period commencing in December 2017, subject to his continuous service through each vesting date.

Each of the options granted to Drs. Chang, Schmidt and Moore are subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to each individual’s continued service through each vesting date.

Potential Payments and Benefits upon Termination or Change of Control

Regardless of the manner in which an executive officer’s service terminates, each executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused paid-time off, as applicable. In addition, our Board has approved a Change in Control Plan described below.

Each of our named executive officers holds stock options and RSU awards under our equity incentive plans that were granted subject to our form of stock option and RSU agreements. A description of the termination and change of control provisions in such equity incentive plans and equity awards granted thereunder is provided below under “– Equity Benefit Plans” and the specific vesting terms of each named executive officer’s equity awards are described below under “– Outstanding Equity Awards at Fiscal Year-End.

Change in Control and Severance Benefit Plan

Our current executive officers are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Change in Control Plan”). The Change in Control Plan provides for, in the event of an involuntary termination of employment without “cause” or a resignation with “good reason,” a combination of (1) cash severance for the severance period and (2) the payment or reimbursement of premiums or continued coverage under group health plans for the severance period. The severance period is 24 months in the case of our Chief Executive Officer, and 12 months in the case of our Chief Financial Officer and Chief Technical Officer.

In the event that the involuntary termination of employment occurs within the period commencing three months before and ending 12 months after a change in control of the Company, then the participants in the Change in Control Plan are entitled to the same benefits described above, but the severance period is 18 months for our Chief Financial Officer and Chief Technical Officer. In addition, our Chief Executive Officer would be entitled to 200% of his annual target bonus and our Chief Financial Officer and Chief Technical Officer would be entitled to 150% of his or her annual target bonus, and each of our executive officers would be entitled to accelerated vesting of outstanding equity compensation awards.

Under the Change in Control Plan, the term “cause” generally means (i) the employee’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) the employee’s attempted commission of or participation in a fraud or act of dishonesty against us that results in (or might have reasonably resulted in) material harm to our business; (iii) the employee’s intentional, material violation of any contract or agreement between us and the employee or any statutory duty that the employee owes to us; or (iv) the employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to our business. The term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) a complete dissolution or liquidation of the company.

The term “good reason” generally means (i) a material reduction of such employee’s annual base salary, which is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such employee’s authority, duties or responsibilities; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2018.

		Option Awards					Stock Awards
Name		Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David Chang, M.D., Ph.D.	(1)	—	—	—	—	—	2,075,952	55,905,387
	(2)	—	—	—	—	—	1,955,625	52,664,981
Joshua Kazam	(1)	—	—	—	—	—	1,028,951	27,709,650
Eric Schmidt, Ph.D.	(3)	—	—	—	—	—	1,464,750	39,445,718
Alison Moore, Ph.D.	(4)	6/25/2018	892,500	—	2.26	6/25/2028	—	—

(1)

In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang and Mr. Kazam, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. The number of shares of stock that have not vested is based on the founders’ shares that were beneficially owned by Dr. Chang and Mr. Kazam as of December 31, 2018. The shares are subject to vesting over a 52-month period commencing in December 2017, subject to continuous service through each vesting date.

(2)

On July 9, 2018, Dr. Chang elected to early exercise in full his stock option granted on June 25, 2018. We have a right to repurchase any unvested shares subject to such award if Dr. Chang ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The June 25, 2018 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award is April 6, 2018.

(3)

On June 26, 2018, Dr. Schmidt elected to early exercise in full his stock option granted on June 25, 2018. We have a right to repurchase any unvested shares subject to such award if Dr. Schmidt ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The June 25, 2018 option award is subject to a four-year vesting schedule, with

25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award is June 18, 2018.
(4)

Stock option is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to continued service through each vesting date. The vesting commencement date is June 1, 2018.

Policy Against Hedging and Speculative Trading and Pledging our Common Stock

Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock.

Stock Ownership Guidelines Policy

In March 2019, our Compensation Committee recommended and our Board adopted a Stock Ownership Guidelines Policy. The purpose of the Guidelines is to encourage ownership of our common stock, promote the alignment of the long-term interests of our Chief Executive Officer, Chief Financial Officer, Chief Technical Officer and directors with the long-term interests of the Company’s stockholders, and further promote our commitment to sound corporate governance. Under the Guidelines, the target common stock ownership level for our President and Chief Executive Officer is three times (3x) his base annual salary, the target stock ownership level for our non-executive directors is three times (3x) their base annual cash retainer and the target stock ownership level for our other executive officers is one times (1x) their base annual salary. Under these Guidelines, the compliance deadline for all of our current executive officers and directors is December 2023, although we expect that the target stock ownership levels likely will be achieved much sooner than that.

Health, Welfare and Retirement Benefits; Perquisites

Our executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a Section 401(k) plan to our employees, including our executive officers, as discussed in the section below entitled “— 401(k) Plan.”

We generally do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our employees. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan (the “401(k) Plan”), for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $18,500 for calendar year 2018. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2018 may have been up to an additional $6,000 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 100% of eligible contributions up to the first 3%, with an additional match of 50% on the next 3% (maximum of 4.5%). Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. Our named executive officers did not contribute to the 401(k) Plan during 2018 and therefore did not receive any matching contributions during 2018.

Equity Benefit Plans

Amended and Restated 2018 Equity Incentive Plan

Our Board adopted our 2018 Plan in September 2018 and our stockholders approved our 2018 Plan in October 2018. Our 2018 Plan became effective on October 2, 2018 in connection with our initial public offering. Our 2018 Plan is a successor to and continuation of our Prior Plan. No further grants will be made under the Prior Plan. As of December 31, 2018, there were 8,176,125 shares remaining available for the future grant of stock awards under our 2018 Plan. As of December 31, 2018, there were outstanding stock options covering a total of 7,235,545 shares of our common stock that were granted under our 2018 Plan.

Stock Awards. Our 2018 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”) stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates. We have granted stock options and RSU awards under the 2018 Plan.

Authorized Shares. The maximum number of shares of our common stock that may be issued under our 2018 Plan is 20,432,250 shares, which is the sum of (1) 8,223,097 new shares, plus (2) the number of shares (not to exceed 12,209,153 shares) (i) that remained available for the issuance of awards under our Prior Plan at the time our 2018 Plan became effective, and (ii) any shares subject to outstanding stock options or other stock awards that were granted under our Prior Plan that terminate or expire prior to exercise or settlement; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price. In addition, the number of shares of our common stock reserved for issuance under our 2018 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2019 through January 1, 2028, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our Board. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our 2018 Plan is 40,864,500.

Shares subject to stock awards granted under our 2018 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2018 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us for any reason, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2018 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2018 Plan.

Plan Administration. Our Board, or a duly authorized committee of our Board, has the authority to administer our 2018 Plan and is referred to as the “plan administrator” herein. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2018 Plan, our Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2018 Plan, the Board also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker- assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2018 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2018 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (i) sales; (ii) revenues; (iii) assets; (iv) expenses; (v) market penetration or expansion; (vi) earnings from operations; (vii) earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; (viii) net income or net income per common share (basic or diluted); (ix) return on equity, investment, capital or assets; (x) one or more operating ratios; (xi) borrowing levels, leverage ratios or credit rating; (xii) market share; (xiii) capital expenditures; (xiv) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (xv) stock price, dividends or total stockholder return; (xvi) development of new technologies or products; (xvii) sales of particular products or services; (xviii) economic value created or added; (xix) operating margin or profit margin; (xx) customer acquisition or retention; (xxi) raising or refinancing of capital; (xxii) successful hiring of key individuals; (xxiii) resolution of significant litigation; (xxiv) acquisitions and divestitures (in whole or in part); (xxv) joint ventures and strategic alliances; (xxvi) spin-offs, split-ups and the like; (xxvii) reorganizations; (xxviii) recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; (xxix) or strategic business criteria, consisting of one or more objectives based on the following goals: achievement of timely development, design management or enrollment, meeting specified market penetration or value added, payor acceptance, patient adherence, peer reviewed publications, issuance of new patents, establishment of or securing of licenses to intellectual property, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings, approvals or milestones, discovery of novel products, maintenance of multiple products in pipeline, product launch or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions, divestitures or other business combinations (in whole or in part), joint ventures or strategic alliances; and (xxx) other measures of performance selected by the Board.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Our Board is authorized at any time in its sole discretion, to adjust or modify the calculation of a performance goal for such performance period in order to prevent the dilution or enlargement of the rights of participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the board of director’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (v) to exclude the effects to any statutory adjustments to corporate tax rates; and (vi) to make other appropriate adjustments selected by the Board.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our 2018 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; or

•

make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

Under the 2018 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In the event of a change in control, the plan administrator may take any of the above-mentioned actions. Awards granted under the 2018 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2018 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, (4) a complete dissolution or liquidation of the company or (5) when a majority of our Board becomes comprised of individuals who were not serving on our Board on the date of the underwriting agreement related to our initial public offering, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopts our 2018 Plan. No stock awards may be granted under our 2018 Plan while it is suspended or after it is terminated.

Prior Amended and Restated 2018 Equity Incentive Plan

Our Board adopted our prior Amended and Restated 2018 Equity Incentive Plan (the “Prior Plan”), in June 2018 and our stockholders approved the Prior Plan in July 2018. All references in this proxy statement to the Prior Plan shall be deemed to refer to our Amended and Restated 2018 Equity Incentive Plan, as amended, unless the context otherwise requires. As of December 31, 2018, there were outstanding stock options covering a total of 6,075,825 shares of our common stock that were granted under our Prior Plan and there were no additional shares available for grant under the Prior Plan.

No additional awards will be granted under the Prior Plan, and all outstanding awards granted under the Prior Plan that are repurchased, forfeited, expire or are canceled will become available for grant under the 2018 Plan in accordance with its terms.

Stock Awards. Our Prior Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards to employees, directors and consultants, including employees and consultants of our affiliates. We have granted stock options under the Prior Plan.

Plan Administration. Our Board, or a duly authorized committee of our Board, has the authority to administer our Prior Plan and is referred to as the “plan administrator” herein. The plan administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our Prior Plan, the plan administrator has the authority to determine award recipients, dates of grant, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of their exercisability and the vesting schedule applicable to a stock award.

Under the Prior Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award or (B) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs were granted under stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for stock options, within the terms and conditions of the Prior Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Prior Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determined the term of stock options granted under the Prior Plan, up to a maximum of 10 years. If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service.

In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option was determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) a deferred payment arrangement or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Prior Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our Prior Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•

cancel or arrange for the cancellation of the stock award, to the extent not vested before the effective time of the transaction, in exchange for no consideration or for a cash payment, if any as the plan administrator deems appropriate; and

•

cancel or arrange for the cancellation of the stock award in exchange for a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the Prior Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. A stock award under the Prior Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the award agreement or other written agreement between us and the participant, but in the absence of such provision, no such acceleration will occur, except as described above. Under the Prior Plan, a change in control is a transaction that qualifies as a “deemed liquidation event” as defined in our amended and restated certificate of incorporation, but excluding (1) a capitalization adjustment, (2) a public offering of our securities, (3) a capital raising transaction, (4) a transaction exclusively for the purpose of changing our domicile or corporate form, or (5) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction continue to hold, directly or indirectly, at the least a majority of our combined voting power or the combined voting power of the surviving entity (as applicable) immediately following such transaction.

Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate the Prior Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner, the Prior Plan will automatically terminate on June 24, 2028. No stock awards may be granted under our Prior Plan while it is suspended or after it is terminated.

2018 Employee Stock Purchase Plan

Our Board adopted, and our stockholders approved, the 2018 Employee Stock Purchase Plan (“ESPP”) in October 2018. The ESPP became effective on October 2, 2018, in connection with our initial public offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees.

Share Reserve. The ESPP authorizes the issuance of shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. As of December 31, 2018, 1,160,000 shares of our common stock were authorized under the ESPP for issuance pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2019 through January 1, 2028, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase and (2) 2,320,000 shares; provided that before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (1) and (2). As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our Board administers the ESPP and may delegate its authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our Board, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the Board will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es)

and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately.

Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP Amendment or Termination. Our Board has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Director Compensation

The table below shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of all non-employee directors of the Company, including our Executive Chairman. In addition to serving on our Board of Directors, our Executive Chairman provides additional and ongoing oversight of us, and ongoing advice and analysis with respect to our business, business strategy and potential opportunities in the field of allogeneic CAR T cell therapy.

2018 Director Compensation Table

Name	Fees earned ($)	Stock awards ($) (1)	Option awards ($) (2)	All other Compensation ($)(3)	Total ($)
Arie Belldegrun, M.D., FACS	—	8,226,852	1,533,105	286,226	10,046,183
David Bonderman	—	—	—	—	—
John DeYoung	—	—	—	—	—
Franz Humer, Ph.D.	32,500	—	288,488	—	320,988
Joshua Kazam	—	3,592,474	—	—	3,592,474
Deborah Messemer	10,000	—	2,118,900	—	2,128,900
Todd Sisitsky	—	—	—	—	—
Owen Witte, M.D.	20,000	—	288,488	—	308,488
Robert Abraham, Ph.D. (4)	—	—	—	—	—

(1)

In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Belldegrun and Mr. Kazam, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. As such, the modified founders’ shares of common stock became compensatory upon such modification. The dollar amounts in this column represent the aggregate fair value (measured as of the modification date) of the modified shares beneficially owned by Dr. Belldegrun and Mr. Kazam at the time of the modification. The dollar amounts in this column do not include an aggregate of $23,966,036 and $5,270,698 in fair value (measured as of the modification date) of modified shares that have a forfeiture restriction that lapses based on Dr. Belldegrun’s and Mr. Kazam’s continued service to the Company, respectively. These shares have not been included in this column as they were not beneficially owned by Dr. Belldegrun or Mr. Kazam at the time of the modification. As of December 31, 2018, the aggregate number of unvested shares outstanding under all such modified shares beneficially owned by our non-employee directors were: Dr. Belldegrun: 2,675,818; and Mr. Kazam: 1,028,951.
(2)

The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2018. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, the aggregate number of shares outstanding under all option awards held by our non-employee directors were: Dr. Humer: 183,750; and Ms. Messemer: 210,000. As of December 31, 2018, the aggregate number of unvested shares outstanding issued pursuant to early exercise of stock options held by our non-employee directors were: Dr. Belldegrun: 976,500; and Dr. Witte: 183,750.

(3)

Amount shown represents $163,558 in consulting fees paid to Bellco Capital LLC (“Bellco”) in 2018 and an annual performance award of $122,668 paid to Bellco in 2019 for services rendered in 2018. Bellco is owned by Dr. Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust. For more information, see description of our consulting arrangement with Bellco below under “Transactions With Related Persons—Consulting Arrangements”.

(4)	Dr. Abraham resigned from our Board in October 2018.

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, and will pay for the travel, lodging and other reasonable expenses incurred by our employee directors to attend meetings of our Board of Directors and, as applicable, committees of our Board of Directors.

Non-Employee Director Compensation Policy

Our Board of Directors approved the following non-employee director compensation policy in September 2018:

•	an annual cash retainer of $40,000;

•

an additional annual cash retainer of $12,500, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an additional annual cash retainer of $25,000, $15,000 and $10,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•

an initial option grant to purchase 54,075 shares of our common stock, vesting in 36 equal monthly installments, and an initial restricted stock unit award that may be settled for 16,275 shares of our common stock, vesting annually over a three-year period from the date of grant; and

•

an annual option grant to purchase 27,300 shares of our common stock, vesting in 12 equal monthly installments, and an annual restricted stock unit award that may be settled for 7,875 shares of our common stock, vesting on the one-year anniversary of the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.

As a result of periodic review of the policy, in March 2019, our Board of Directors and Compensation Committee determined that Messrs. Bonderman and DeYoung will have sole authority to review and update the policy for 2019. Neither Mr. Bonderman nor Mr. DeYoung accept any compensation for serving on our Board of Directors. In consultation with Compensia and in light of the increase in the value of the Company’s equity, Mr. Bonderman and Mr. DeYoung approved a reduction in the amount of equity compensation to our non-employee directors for 2019. The revised policy is set forth below:

•	an annual cash retainer of $40,000;

•

an additional annual cash retainer of $12,500, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an additional annual cash retainer of $25,000, $15,000 and $10,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•

an initial option grant, vesting in 36 equal monthly installments, and/or an initial restricted stock unit award, vesting annually over a three-year period from the date of grant, having an aggregate grant date value of $850,000, with the director designating the proportionate share between the initial option grant and initial restricted stock unit award prior to or on the date of grant; and

•

an annual option grant, vesting in 12 equal monthly installments, and/or an annual restricted stock unit award, vesting on the one-year anniversary of the date of grant, having an aggregate grant date value of $425,000, with the director designating the proportionate share between the annual option grant and annual restricted stock unit award prior to or on the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.

Each of the equity awards described above will vest and become exercisable subject to the non-employee director’s continuous service with us through each applicable vesting date, provided that each option and RSU award will vest in full upon a change of control of the Company, as defined under the 2018 Plan. The stock options and RSU awards will be granted under the 2018 Plan, the terms of which are described in more detail above under “- Equity Benefit Plans – Amended and Restated 2018 Equity Incentive Plan.”

Transactions With Related Persons

Related-Person Transactions policy and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Related-Person Transactions

The following sections summarize transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”

Series A and A-1 Convertible Preferred Stock Financing

In April 2018, we entered into a Series A and A-1 preferred stock purchase agreement with various investors, pursuant to which we issued and sold to participating investors an aggregate of 7,557,900 shares of our Series A convertible preferred stock and 998,225 shares of our Series A-1 convertible preferred stock at a purchase price of $35.06 per share, and received aggregate gross proceeds of approximately $300 million. Half of this funding was received in April 2018 and the remainder was received in July and August 2018.

The participants in the Series A and A-1 convertible preferred stock financing included the following executive officers and members of our Board and holders of more than 5% of our capital stock or entities affiliated with them. The following table sets forth the aggregate number of shares of convertible preferred stock issued to these related parties in the Series A and A-1 convertible preferred stock financing:

Participants	Shares of Series A Convertible Preferred Stock	Shares of Series A-1 Convertible Preferred Stock	Consideration
Executive Officers and Directors
David Chang, M.D., Ph.D. (1)	5,704	—	$199,995
Joshua Kazam	3,565	—	$124,997
Arie Belldegrun, M.D., FACS (2)	27,095	—	$950,011
Owen Witte, M.D.	7,130	—	$249,994
Franz Humer, Ph.D.	14,261	—	$500,023
Greater than 5% stockholders
Pfizer Inc.	—	998,225	$34,999,998
Entities affiliated with TPG Carthage Holdings, L.P. (3)	4,278,107	—	$149,999,984
Gilead Sciences, Inc.	1,426,036	—	$50,000,007
Entities affiliated with VVAG Special Fund LLC (4)	1,426,036	—	$50,000,007
Seaview Trust	57,042	—	$2,000,020

(1)

Consists of 5,704 shares of Series A convertible preferred stock held by the Chang 2006 Family Trust (the “Chang Trust”). Dr. Chang, our President and Chief Executive Officer and a member of our Board, is a trustee of the Chang Trust.

(2)

Consists of 27,095 shares of Series A convertible preferred stock held by the Belldegrun Family Trust (the “Belldegrun Trust”). Dr. Belldegrun, a member of our Board, is a trustee of the Belldegrun Trust.

(3)

Consists of (i) 2,852,071 shares of Series A convertible preferred stock held by TPG Carthage Holdings, L.P. and (ii) 1,426,036 shares of Series A convertible preferred stock held by The Rise Fund Carthage, L.P.

(4)

Consists of (i) 1,140,829 shares of Series A convertible preferred stock held by VVAG Special Fund LLC (“VVAG”), and (ii) 285,207 shares of Series A convertible preferred stock held by Vida Ventures, LLC (“Vida”). Arie Belldegrun, M.D., FACS, the Executive Chairman of our Board, is a Co-Founder and Managing Director of VVAG, Vida and certain of their affiliated entities.

Pfizer Asset Purchase Transaction

In April 2018, we entered into an Asset Contribution Agreement (the “Pfizer Agreement”) with Pfizer Inc. (“Pfizer”) pursuant to which we acquired certain assets and assumed certain liabilities from Pfizer, including a Research Collaboration and License Agreement with Cellectis S.A. and an Exclusive License and Collaboration Agreement with Les Laboratoires Servier SAS and Institut de Recherches Internationales Servier SAS (collectively, “Servier”), and other intellectual property for the development and administration of CAR T cells for the treatment of cancer.

As consideration for the purchased assets, we issued Pfizer 3,187,772 shares of our Series A-1 Preferred Stock. In addition, we are required to make milestone payments upon successful completion of regulatory and sales milestones on a target-by-target basis for certain targets, including CD19 and BCMA, covered by the Pfizer Agreement. The aggregate potential milestone payments upon successful completion of various regulatory milestones in the United States and the European Union are $30 million or $60 million per target (depending on the target, and $840.0 million for all targets), provided that we are not obligated to pay a milestone for regulatory approval in the European Union for an anti-CD19 allogeneic CAR T cell product, to the extent Servier has commercial rights to such territory. The aggregate potential milestone payments upon reaching certain annual net sales thresholds in North America, Europe, Asia, Australia and Oceania, which we refer to as the Territory, for a certain number of targets covered by the Pfizer Agreement are $325.0 million per target. Concurrently with our entry into the Pfizer Agreement, we and Pfizer entered into a letter agreement pursuant to which Pfizer granted us, in partial consideration for our milestone and royalty payment obligations under the Pfizer Agreement, an option to expand the Territory to include some or all of the rest of the world at our election. We may exercise the option at any time during the 12 year period following closing of the asset acquisition under the Pfizer Agreement.

Pfizer is also eligible to receive, on a product-by-product and country-by-country basis, (i) royalties in the low single-digit percentage on annual net sales in the United States for products commercialized by us targeting certain targets, including CD19, covered by the Pfizer Agreement, (ii) tiered marginal royalties ranging from the low to mid-single-digit percentages on annual net sales in any country in the world for products commercialized by us targeting certain other targets covered by the Pfizer Agreement and (iii) royalties in the low single-digit percentage on annual net sales in any country in the Territory for products commercialized by us targeting targets not covered by the Pfizer Agreement that use certain Pfizer intellectual property and for which an IND is first filed on or before April 6, 2023. The royalties in the foregoing clauses (i) and (ii) are subject to reduction for products not covered by certain patent claims or for future required licenses of third party intellectual property. Our royalty obligation with respect to a given product in a given country, which we refer to as the Pfizer Royalty Term, begins upon the first sale of such product in such country and ends on the later of (i) expiration of the last claim of a defined set of patent rights, in each case covering such product in such country or (ii) 12 years from the first sale of such product in such country.

Under the Pfizer Agreement, we are required to use commercially reasonable efforts to develop and seek regulatory approval in and for the United States and the European Union for certain products covered by the Pfizer Agreement and to commercialize each product covered by the Pfizer Agreement in the applicable royalty territory in which regulatory approval for such product has been obtained. We also agreed to offer employment to certain Pfizer employees on terms no less favorable than the terms such employees enjoyed while being employed by Pfizer. We hired 39 employees from Pfizer pursuant to the terms of the Pfizer Agreement.

Pfizer is required, subject to certain limitations, to indemnify us against damages arising out of any breach or inaccuracy in the representations or warranties made by Pfizer, any breach of a covenant by Pfizer or any liability not acquired by us. Likewise, we are required, subject to certain limitations, to indemnify Pfizer against damages arising out of any breach or inaccuracy of our representations and warranties, any breach of a covenant made in the agreement or the related patent and know-how license agreement by us, including any practice of intellectual property outside of the scope of the license granted to us, or any assumed liability.

In connection with the closing of the Pfizer asset purchase transaction, we entered into a Transition Services Agreement (the “TSA”) with Pfizer in April 2018, pursuant to which Pfizer provides us with certain (i) research and development services, including services relating to testing, studies, and clinical trials, project management services, laboratory equipment and operations services, animal care services, data storage services and regulatory strategy services, and (ii) general and administrative services, including business technology services, compliance services, finance/accounting services, and procurement, manufacturing and supply chain services, with respect to the assets that we purchased from Pfizer. Under the TSA, Pfizer also provides us with certain facilities and facility management services. The services are provided by certain employees of Pfizer as independent contractors of Allogene. We believe that it is helpful for Pfizer to provide such services to us under the TSA to help facilitate the efficient operation of our business after the asset purchase.

Pfizer began providing the services in May 2018 and agreed to provide the services for a period of time ranging from one to 12 months thereafter, depending on the service, which we refer to as the Service Period, with the exception of the services relating to the facilities, which Pfizer agreed to provide for up to 18 months. The services and employees for each service may be amended from time to time by the parties. Under the TSA, total expenses were $10.1 million for the year ended December 31, 2018 and we estimate we will pay Pfizer an aggregate of $3.8 million in 2019.

The TSA provides that Pfizer will indemnify us for damages that result from Pfizer’s gross negligence, willful misconduct or material breach of the TSA and that we will indemnify Pfizer for damages that arise from the provision of the services, unless such damages result from Pfizer’s gross negligence, willful misconduct or material breach. We are also required to indemnify Pfizer for damages that arise from our material breach of the TSA.

The term of the agreement began in April 2018 and ends on the earlier to occur of the last date that Pfizer is required to provide the services or the termination of the TSA in accordance with the agreement. Either party may terminate the agreement upon 60 days’ prior written notice in the event of the other party’s uncured material breach. Pfizer may terminate the TSA upon 10 days’ prior written notice in the event of our non-payment, if left uncured. We may terminate our use of the facilities with 60 days’ written notice.

Investor Agreements

In connection with our Series A and A-1 convertible preferred stock financing, we entered into an investors’ rights agreement, as amended, voting agreement and right of first refusal and co-sale agreement containing registration rights, information rights, voting rights and rights of first refusal and co-sale, among other things, with certain of our stockholders. In addition, in connection with our sale and issuance of certain convertible promissory notes (the “2018 Notes”) in September 2018, we amended our investors’ rights agreement to provide certain registration rights to the purchasers of the 2018 Notes. The foregoing agreements terminated upon the closing of our initial public offering, except for the registration rights set forth in the investors’ rights agreement.

Consulting Arrangements

In April 2018, we entered into an Independent Contractor Agreement with David Chang, M.D., Ph.D., our President and Chief Executive Officer and member of our Board, for services consistent with the role and duties of Chief Executive Officer. In exchange for the services agreed upon under the consulting agreement, we paid

Dr. Chang at a rate of $8,250 per week. The agreement was terminated in June 2018. We paid Dr. Chang an aggregate of $90,750 in consulting fees in 2018.

In June 2018, we entered into a letter agreement with TPG Capital – FO LLC (“TPG FO”), an affiliate of TPG Carthage Holdings, L.P. and The Rise Fund Carthage, L.P., beneficial owners of more than 5% of our capital stock, for consulting services. Pursuant to the letter agreement, TPG FO is to provide strategic, operations and transition consulting services for a consulting fee not to exceed $150,000 per quarter, paid in arrears beginning in April 2018, unless a higher rate is approved by our Board or our audit committee. We paid TPG FO an aggregate of $0.3 million in consulting fees in 2018.

In June 2018, we entered into a consulting agreement with Two River Consulting LLC (“Two River”). Arie Belldegrun, M.D., FACS, the Executive Chairman of our Board and Joshua Kazam, a member of our Board, are each partners of Two River, and David Chang, M.D., Ph.D., our President and Chief Executive Officer, is a venture partner of Two River. Pursuant to the consulting agreement, Two River provides strategic, financial, business development and secretarial consulting services and is compensated for such services rendered at a rate of no more than $150,000 per quarter, paid in arrears beginning in April 2018, unless a higher rate is approved by our Board or our audit committee. We paid Two River an aggregate of $0.6 million in consulting fees in 2018. Dr. Belldegrun and Dr. Chang do not receive any salary, commission or other fees for serving as partners of Two River.

In August 2018, we entered into a consulting agreement with Bellco Capital LLC (“Bellco”). Bellco is owned by our executive chairman, Arie Belldegrun, M.D., FACS, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Belldegrun is the Manager of Bellco. Pursuant to the consulting agreement, Bellco provides certain services for us, which are performed by Dr. Belldegrun and include without limitation, providing advice and analysis with respect to our business, business strategy and potential opportunities in the field of allogeneic CAR T cell therapy and any other aspect of the CAR T cell therapy business as we may agree. In consideration for these services, we paid Bellco $26,250 per month in arrears commencing June 2018 for 2018, for an aggregate of $163,558 in consulting fees in 2018. In recognition of the extraordinary performance of Bellco and in helping the Company meet its 2018 corporate goals, an annual performance award in an amount of $122,668 was paid to Bellco in March 2019. The Company also increased the monthly payment to Bellco for 2019 to $33,333. We also reimburse Bellco for out of pocket expenses incurred in performing the services.

Employment Arrangements

We currently have written employment letter agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive Compensation—Agreements with our Named Executive Officers.”

Sublease Agreements

In December 2018, we subleased approximately 1,290 square feet of office space in Los Angeles, California, from Bellco. The sublease has a three-year term, subject to certain early termination rights. Commencing in September 2018, we pay monthly base rent of approximately $6,500, increasing 3.5% per year, subject to rent abatement from November 2018 through May 2019. The monthly base rent will total approximately $220,000 for the full term of the sublease. We also contributed to certain tenant improvements to the space totaling approximately $75,000. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by Bellco.

In February 2019, we subleased approximately 2,180 square feet of our office space in New York, New York, to ByHeart, Inc., formerly known as Second Science, Inc. (“ByHeart”). ByHeart is a development stage infant formula company. Two of our Board members, Dr. Belldegrun and Mr. Kazam, have beneficial ownership in

ByHeart and Mr. Kazam serves on the board of directors of ByHeart. The sublease terminates in June 2025, subject to certain early termination rights. Commencing in December 2018, ByHeart pays a monthly base rent of approximately $16,000, which will total approximately $1.3 million for the full term of the sublease. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by us.

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in “Executive Compensation – 2018 Outstanding Equity Awards Table.”

Indemnification Agreements

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Allogene Therapeutics, Inc., Secretary, 210 East Grand Avenue, South San Francisco, California 94080. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Tanen
Secretary

April 24, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Secretary, Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

ALLOGENE THERAPEUTICS, INC. 210 EAST GRAND AVENUE SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 5, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 5, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E71441-P25456 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ALLOGENE THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: 1. To elect the following Class I Director Nominees Nominees: For Against Abstain 1a. Arie Belldegrun, M.D., FACS1b. David Bonderman c. David Chang, M.D., Ph.D.The Board of Directors recommends you vote FOR the following proposalAbstainForAgainst 2.To ratify the appointment of Ernst & Young LLP as Allogene Therapeutics, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019NOTE: Such other business as may properly come before the meeting or any adjournment thereof.For address changes and/or comments, please check this box and write them on the back where indicated.Please indicate if you plan to attend this meeting.YesNoPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ALLOGENE THERAPEUTICS, INC.Annual Meeting of ShareholdersJune 6, 2019 10:00 AM ETThis proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) David Chang, M.D., Ph.D. and Eric Schmidt, Ph.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALLOGENE THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at theAnnual Meeting of Shareholder(s) to be held at 10:00 AM ET, on June 6, 2019, at the Company’s offices located at 689 Fifth Avenue, 14th Floor, New York, New York 10022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side